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                                                                     Exhibit 4.1

                                                                December 3, 2001

Doug Norman
Chief Financial Officer
Starbase Corporation
4 Hutton Center, Suite 800
Santa Ana, CA 92707

Dear Mr. Norman:

        Reference is made to the engagement letter between Starbase Corporation ("Starbase") and UBS Warburg LLC ("UBS Warburg") dated January 29, 2001 (the "Engagement Letter"). Capitalized terms shall have the same meanings ascribed to them in the Engagement Letter, except as otherwise defined herein.

        It is hereby agreed that, effective as of the date hereof, the Engagement Letter shall be amended and supplemented as follows. In lieu of the Transaction Fee of $1,000,000 listed in Section 2 of the Engagement Letter and the expenses detailed in the Invoice to Starbase dated March 19, 2001, Starbase agrees to pay the following fees and expenses to UBS Warburg:

        1. $150,000 payable in cash to UBS Warburg immediately upon completion by Starbase of its currently-contemplated equity financing (the "Equity Financing"), as partial payment of the Transaction Fee, pursuant to wire instructions given by UBS Warburg;

        2. $32,000 payable in cash to UBS Warburg immediately upon completion by Starbase of the Equity Financing, for expenses incurred by UBS Warburg in relation to the Transaction, pursuant to wire instructions given by UBS Warburg; and

        3. As payment for the remaining $850,000 of the Transaction Fee, the Company will issue to UBS Warburg shares of registered common stock of Starbase equal to $850,000, based on a 20 percent (20%) discount to the trading price of Starbase's stock on the trading day preceding the date the Company will file a registration statement with the Securities Exchange Commission (the "SEC") to register the new shares to be issued to UBS Warburg (the "Registration Statement"). The Company will file the Registration Statement on the thirty-first day following the filing of the Equity Financing Registration Statement (as defined below); provided, however, that the Company shall not be obligated to cause the Registration Statement to be declared effective by the SEC prior to the thirty-first day following the date that the registration statement to be filed by the Company to register shares of common stock issuable in connection with the Equity Financing (the "Equity Financing Registration Statement") has been declared effective by the SEC. The Company and UBS Warburg agree that UBS Warburg shall retain its claim for the remaining $850,000 of the Transaction Fee, payable in cash, until such time as the certificates representing the registered stock is delivered to UBS Warburg.

        4. UBS Warburg hereby agrees that on any trading day it shall not sell such number of shares of common stock that exceeds twenty percent (20%) of the daily trading volume of the Company's common stock as reported by

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               Bloomberg Financial Markets on the trading day immediately preceding such date of sale.

        Except as provided herein, the Engagement Letter shall remain unchanged and in full force and effect. This amendment shall be governed by, and construed in accordance with the laws of the State of New York, and may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

        Please confirm that the foregoing is in accordance with your understanding by executing and returning to us a copy of this letter, whereupon this letter and your acceptance shall constitute a binding agreement between us.

                                     Very truly yours,

                                     UBS Warburg LLC

By:  _________________________                   By:  _________________________
Name: Tony Trousset                              Name: Duncan Williams
Title: Executive Director                        Title: Associate Director


Accepted and agreed to as of
the date first above written:

Starbase Corporation

By: ___________________________
Name: Doug Norman
Title: Chief Financial Officer